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EXHIBIT 11

                               HECHINGER COMPANY
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                                  (unaudited)

                                                                                                         13 WEEKS ENDED
                                                                                              MAY 4, 1996              APR. 29, 1995
                                                                                              -----------              -------------
Net (loss) earnings                                                                           $(5,990,000)              $ 1,167,000

Interest on 5-1/2% convertible debentures, net of tax benefit (1)                                    -                         -
                                                                                              -----------               -----------
Net (loss) earnings for primary and fully diluted earnings per share                          $(5,990,000)              $ 1,167,000
                                                                                              ===========               ===========


Weighted average shares outstanding                                                           $42,176,188                42,100,876

Dilutive effect of stock options and restricted stock and performance
share awards after application of the treasury stock method (1)                                      -                      208,907

Additional shares issuable assuming full conversion of the 5-1/2%
debentures into Class A common stock (1)                                                             -                         -
                                                                                              -----------               -----------

Common and common equivalent shares outstanding for primary earnings
per share                                                                                      42,176,188                42,309,783


Additional dilution from stock options and restricted stock and performance share awards after application of the treasury stock method
(1)                                                                                                  -                         -

Common and common equivalent shares outstanding for fully diluted                             -----------               -----------
earnings per share                                                                             42,176,188                42,309,783
                                                                                              ===========               ===========

Primary (loss) earnings per common share                                                           ($0.14)                    $0.03
                                                                                              ===========               ===========

Fully diluted (loss) earnings per common share                                                     ($0.14)                    $0.03
                                                                                              ===========               ===========

(1) The 5-1/2% Convertible Subordinated Debentures, stock options, restricted stock and performance share awards were antidilutive for the 13 weeks ended May 4, 1996 and April 29, 1995.


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